news release

For immediate release Contact: Jack Farmer or Ken Cook (314) 982-1700

EMERSON REPORTS THIRD-QUARTER SALES
OF $3.6 BILLION AND EARNINGS PER SHARE OF $0.85

  Net Earnings of $360 Million, up 28 Percent from Prior-Year Period
  Net Gain of $82 Million from Discontinued Operations
  Reported Sales up Slightly from Favorable Currency
  $275 Million Voluntary Pension Contribution Made During Quarter
  Cash Flow on Track with Yearly Targets

        ST. LOUIS, August 5, 2003 – Emerson (NYSE: EMR) announced that net sales for the third quarter ended June 30, 2003, were $3,573 million, a slight increase over net sales of $3,550 million for the third quarter ended June 30, 2002. Net earnings were $360 million and diluted earnings per share were $0.85 for the three months ended June 30, 2003, compared to net earnings and earnings per share of $281 million and $0.67, respectively, for the three months ended June 30, 2002. The increase in net earnings for the third quarter reflects the $82 million, or $0.19 per share, net gain from discontinued operations related to the sale of Jordan stock, including its Dura-Line operations. Income from continuing operations for the third quarter of 2003 was $0.66 per share, compared to $0.68 per share for the third quarter of 2002, reflecting lower gains from divestitures and other items.

        Third-quarter 2003 sales increases in the heating, ventilating and air conditioning and industrial automation businesses were largely offset by declines in the electronics and telecommunications and appliance and tools businesses. Sales reflect a 5-percentage point favorable currency impact and a less than 1-percentage point negative impact from divestitures, net of acquisitions. Underlying sales, which are adjusted to remove the impact of exchange rates, acquisitions and divestitures, for the third quarter decreased almost 4 percent,

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reflecting declines in the United States and Latin America, partially offset by a strong increase in Asia and a modest increase in Europe compared to the prior year.

        “Demand in the United States was down significantly during the quarter in many of the markets we serve, which adversely affects our overall margins,” Chief Executive Officer David N. Farr said. “I am pleased that even with underlying sales down, our focus on cost containment, restructuring, and key new products allowed us to improve our segment earnings in the third quarter versus the prior year period.

        “Operating cash flow for the third quarter of 2003 was $210 million and free cash flow (operating cash flow minus capital expenditures) was $128 million. Year-to-date operating cash flow was $891 million versus $1,178 million in the prior-year period, and free cash flow decreased to $678 million from $927 million, reflecting $130 million higher pension contribution made during the current quarter and changes in working capital.

        “Emerson’s commitment to fund its employee pension plans was demonstrated during the quarter by the voluntary contribution of $275 million to fully fund the primary plan, so that the fair value of plan assets exceeds the accumulated benefit obligation (ABO). Over the past three years Emerson has contributed more than $600 million to the pension plan, strengthening its financial position. The level of future funding needed for the pension plans should be significantly less over the next several years.

        “We continued to deliver high levels of operating cash flow and free cash flow during the quarter. Our cash flow continues to be on track with our full-year targets, but will be slightly affected by the higher incremental pension contribution made during the quarter. We continue to improve our trade working capital performance, and our ‘days in the cash cycle’ performance measurement improved to 86 days in the third quarter of 2003 from 99 days in the prior-year period. Additionally, Emerson continues to pay down debt, driving the ratio of net debt to net capital to 37.8 percent from 44.5 percent, a reduction in net debt of approximately $600 million during the past year.

        “Project activity has been strong, and we continue to strengthen our lead over the competition through our technology investment and by expanding our worldwide position in services and solutions, sales and marketing, engineering and development, and manufacturing. Capital spending continues to be weak, but there are signs of sequential improvement in some of the end markets that we serve. Underlying orders for the trailing three

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months were down slightly, but did turn positive for the month of June. We will continue to pursue restructuring initiatives until the current economic environment strengthens, and maintain our intense focus on costs.”

Operating Highlights

        Heating, ventilating and air conditioning business sales increased almost 6 percent to $733 million, compared to $693 million in the third quarter in the prior year, driven by continued penetration gains, market growth and a 3-percentage point favorable impact from currency. A 3 percent increase in third quarter underlying sales (excluding acquisitions, divestitures and currency) reflects strong growth in Latin America, Asia and the European commercial market, and slight growth in the United States. Heating, ventilating and air conditioning earnings before interest and taxes increased 2 percent compared to the prior year primarily due to higher sales.

        The combination of new wins, market dynamics, and higher efficiency regulations is driving long-term scroll technology penetration and growth. Emerson Climate Technologies is uniquely positioned to benefit from these trends with unmatched global engineering and manufacturing capability as well as the broadest offering of integrated solutions in the industry. This year, four major residential air-conditioning suppliers in the United States have launched Emerson Climate Technologies UltraTech™ Home Series products that integrate best-in-class technology and performance, driving Emerson’s market penetration higher.

        Process control sales of $850 million in the third quarter of 2003 were in line with sales of $851 million for the same period a year ago. Sales include a positive impact from currency of 6 percentage points, which was partially offset by a 3-percentage point negative impact from the Daniel Valve and Intellution divestitures. Underlying sales declined 3 percent due to weakness in the United States and Latin America, partially offset by strong growth in Asia and solid growth in Europe.

        Process control continued its market penetration and geographic expansion despite the ongoing weakness in the U.S. market. Third-quarter earnings in the process control business of $94 million were down 3 percent compared to $97 million in the prior year, reflecting higher costs for the rationalization of operations during the quarter.

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        Emerson Process Management continues to drive double-digit growth in its systems, services, and solutions businesses with strong new project activity and by displacing competitors in the market. During the quarter, project activity was up over 10 percent as the success of Emerson’s DeltaV® and PlantWeb® (www.EmersonProcess.com/PlantWeb) digital plant architecture continues to gain momentum.

        The growing importance of Emerson’s role as the “main automation contractor” can be seen in a number of recent wins such as the $16 million contract to modernize the Ataka Thermal Power Station in the Suez region of Egypt. Emerson will serve as the main automation contractor for instrumentation and control modernization of Ataka’s two 150-megawatt units and two 300-megawatt units that supply power to four million residents. Emerson’s responsibilities include design, installation, commissioning and start-up of the new control systems.

        Emerson’s PlantWeb®, a powerful, information-rich digital plant architecture, serves as the technology foundation for both asset optimization and process automation, combining smart field instrumentation and analytic software with a strong distributed control system to optimize plant operations. The new system will provide optimum control across all four Ataka units, and the capability to streamline maintenance functions and perform remote calibration and diagnostics.

        The industrial automation business reported third-quarter sales of $660 million, up 7 percent from $619 million for the third quarter in the prior year, the result of a 9-percentage point favorable impact from currency. A 2 percent decline in underlying sales reflects a decline in the United States, which was partially offset by a moderate increase in international sales, led by Europe. Most end markets have been stable, while the “wind-power” markets have experienced significant increases that have helped the generator business. Higher sales and lower rationalization costs led to an increase in earnings of the industrial automation business of 19 percent to $85 million.

        Sales in the electronics and telecommunications business declined almost 7 percent to $574 million for the third quarter from $614 million for the same period in the prior year, including an almost 4-percentage point favorable impact from currency. There were significant declines in most major geographic regions, except for Asia, which declined only moderately. Although the systems business continues to experience declines, the embedded power

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business increased sequentially. Electronics and telecommunications business earnings were $40 million, an increase of 33 percent over the prior year, despite lower sales, reflecting lower costs for rationalization.

        During the quarter, the Jordan business was restructured whereby all but one of its businesses would be retained by Emerson (and will continue to do business as ETP), and the Jordan stock, including its Dura-Line fiber-optic conduit business was subsequently sold. The net gain from sale and Dura-Line's operating results are reported as discontinued operations of $82 million (including $170 million of income tax benefits), or $0.19 per share. The current and prior period Dura-Line results have been reclassified to discontinued operations. Also during the quarter, all of the businesses in the electronics and telecommunications segment were reviewed for impairment, and a goodwill impairment of $54 million was recorded in the third quarter, the majority of which related to the retained ETP business. Additional income tax benefits of $68 million from the restructuring of the ETP business net of the impairment charge contributed $14 million, or $0.03 per share, to continuing operations.

        Sales of $869 million for the third quarter in the appliance and tools business reflect a decline in underlying sales compared to the prior year. The 3 percent decrease in sales also includes a more than 2-percentage point favorable impact from currency and a nearly 1-percentage point impact from acquisitions. The motors and appliance component business declined significantly, while the construction and tools business declined modestly, partially resulting from exiting the manufacturing of power woodworking tools businesses. The ClosetMaid consumer storage business continued with strong growth. Appliance and tools business earnings were down 13 percent over the prior year due to lower sales and higher rationalization costs during the quarter.

Outlook

        David N. Farr continued, “When the economy rebounds, Emerson has positioned itself to benefit from our market leading business positions, restructuring actions, and capital efficiency improvements. Although underlying orders turned slightly positive in June and the overall pace of business appears to be strengthening, the underlying trends are mixed, providing an unclear signal for a recovery in demand.

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        “We remain focused on what we can control: improving our competitive position, delivering the benefits from restructuring, and driving capital efficiency and cash flow performance. Our earnings guidance for fiscal year 2003 has not changed; we expect reported net earnings per share to be slightly above the $2.52 reported last fiscal year.”

Upcoming Investor Events

        On Tuesday, August 5, 2003 at 2 p.m. EDT (1 p.m. CDT), Emerson senior management will discuss the quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

        Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent form 10-K filed with the SEC.

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TABLE 1

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended June 30,		Percent
	2002	2003	Change
Net sales	$ 3,550	$ 3,573	0.6%
Less: Costs and expenses
Cost of sales	2,324	2,323
SG&A expenses	712	734
Other deductions, net	29	127
Interest expense, net	57	60

Total costs and expenses	3,122	3,244

Income from continuing operations
before income taxes	428	329	(23.0%	)
Income taxes	142	51

Income from continuing operations	286	278	(2.9%	)
Net gain (loss) from discontinued
operations	(5)	82

Net earnings	$ 281	$ 360	27.8%

Diluted earnings per common share:
Income from continuing operations	$ 0.68	$ 0.66
Discontinued operations	(0.01)	0.19

Diluted earnings per common share	$ 0.67	$ 0.85	26.9%

	Quarter Ended June 30,
	2002	2003
Other deductions, net
Gains from divestitures	$ (46)	$ (9)
Impairment	--	54
Rationalization of operations	44	43
Amortization of intangibles	7	4
Other	24	35

Total	$ 29	$ 127

Note: The current and prior period Dura-Line results have been reclassified to discontinued operations, including gain on sale.

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TABLE 2

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Nine Months Ended June 30,		Percent
	2002	2003	Change
Net sales	$ 10,226	$ 10,264	0.4%
Less: Costs and expenses
Cost of sales	6,649	6,660
SG&A expenses	2,175	2,182
Other deductions, net	15	239
Interest expense, net	180	175

Total costs and expenses	9,019	9,256

Income from continuing operations
before income taxes	1,207	1,008	(16.4%	)
Income taxes	388	271

Income from continuing operations	819	737	(10.1%	)
Net gain (loss) from discontinued
operations	(8)	76
Cumulative effect of change in
accounting principle, net of tax	(938)	--

Net earnings	$ (127)	$ 813

Diluted earnings per common share:
Income from continuing operations	$ 1.95	$ 1.75	(10.3%	)
Discontinued operations	(0.02)	0.18
Cumulative effect of change in
accounting principle	(2.23)	--

Diluted earnings per common share	$ (0.30)	$ 1.93

	Nine Months Ended June 30,
	2002	2003
Other deductions, net
Gains from divestitures	$ (224)	$ (24)
Impairment	--	54
Rationalization of operations	149	100
Amortization of intangibles	19	12
Other	71	97

Total	$ 15	$ 239

Note: The current and prior period Dura-Line results have been reclassified to discontinued operations, including gain on sale.

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TABLE 3

EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	June 30,
	2002	2003
Assets
Cash and equivalents	$ 548	$ 709
Receivables, net	2,604	2,668
Inventories	1,698	1,656
Other current assets	451	581

Total current assets	5,301	5,614
Property, plant & equipment, net	3,108	2,993
Goodwill	4,876	4,956
Other	1,612	1,820

	$14,897	$15,383

Liabilities and Stockholders' Equity
Short-term borrowings and current
maturities of long-term debt	$ 2,344	$ 936
Accounts payable	1,176	1,214
Accrued expenses	1,471	1,522
Income taxes	173	61

Total current liabilities	5,164	3,733
Long-term debt	2,749	3,735
Other liabilities	1,327	1,431
Stockholders' equity	5,657	6,484

	$14,897	$15,383

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TABLE 4

EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(DOLLARS IN MILLIONS)

	Nine Months Ended June 30,
	2002	2003
Operating Activities
Net earnings	$ (127)	$ 813
Cumulative effect of change in accounting
principle	938	--
Depreciation and amortization	409	406
Changes in operating working capital	216	(89)
Pension funding	(160)	(286)
Gains from divestitures and other	(98)	47

Net cash provided by operating activities	1,178	891

Investing Activities
Capital expenditures	(251)	(213)
Purchases of businesses, net of cash and
equivalents acquired	(731)	(1)
Divestitures of businesses and other, net	197	40

Net cash used in investing activities	(785)	(174)

Financing Activities
Net decrease in short-term borrowings	(207)	(673)
Proceeds from long-term debt	509	746
Principal payments on long-term debt	(23)	(13)
Dividends paid	(489)	(496)
Treasury stock, net	(4)	7

Net cash used in financing activities	(214)	(429)

Effect of exchange rate changes on cash and
equivalents	13	40

Increase in cash and equivalents	192	328
Beginning cash and equivalents	356	381

Ending cash and equivalents	$ 548	$ 709

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TABLE 5
EMERSON AND SUBSIDIARIES SEGMENT SALES AND EARNINGS (DOLLARS IN MILLIONS)
	Quarter Ended June 30,
	2002	2003
Sales
Process Control	$ 851	$ 850
Industrial Automation	619	660
Electronics and Telecommunications	614	574
Heating, Ventilating, and Air Conditioning	693	733
Appliance and Tools	898	869

	3,675	3,686
Discontinued operations	(20)	(13)
Eliminations	(105)	(100)

Continuing operations	$ 3,550	$ 3,573

	Quarter Ended June 30,
	2002	2003
Earnings
Process Control	$ 97	$ 94
Industrial Automation	72	85
Electronics and Telecommunications	30	40
Heating, Ventilating, and Air Conditioning	110	112
Appliance and Tools	132	115

	441	446
Discontinued operations	7	2
Differences in accounting methods	39	32
Corporate and other	(2)	(91)
Interest expense, net	(57)	(60)

Income from continuing operations
before income taxes	$ 428	$ 329

	Quarter Ended June 30,
	2002	2003
Rationalization of operations
Process Control	$ 5	$ 13
Industrial Automation	13	5
Electronics and Telecommunications	19	7
Heating, Ventilating, and Air Conditioning	1	6
Appliance and Tools	11	16
Corporate	1	(4)
Discontinued operations	(6)	--

Total Emerson	$ 44	$ 43

Note: The electronics and telecommunications segment sales and earnings include results of discontinued operations.

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TABLE 6
EMERSON AND SUBSIDIARIES SEGMENT SALES AND EARNINGS (DOLLARS IN MILLIONS)
	Nine Months Ended June 30,
	2002	2003
Sales
Process Control	$ 2,484	$ 2,441
Industrial Automation	1,876	1,929
Electronics and Telecommunications	1,840	1,697
Heating, Ventilating, and Air Conditioning	1,792	1,938
Appliance and Tools	2,576	2,591

	10,568	10,596
Discontinued operations	(60)	(41)
Eliminations	(282)	(291)

Continuing operations	$ 10,226	$ 10,264

	Nine Months Ended June 30,
	2002	2003
Earnings
Process Control	$ 277	$ 258
Industrial Automation	224	248
Electronics and Telecommunications	81	98
Heating, Ventilating, and Air Conditioning	264	285
Appliance and Tools	351	354

	1,197	1,243
Discontinued operations	13	12
Differences in accounting methods	111	96
Corporate and other	66	(168)
Interest expense, net	(180)	(175)

Income from continuing operations
before income taxes	$ 1,207	$ 1,008

	Nine Months Ended June 30,
	2002	2003
Rationalization of operations
Process Control	$ 20	$ 25
Industrial Automation	25	14
Electronics and Telecommunications	46	32
Heating, Ventilating, and Air Conditioning	14	17
Appliance and Tools	30	28
Corporate	23	(8)
Discontinued operations	(9)	(8)

Total Emerson	$ 149	$ 100

Note: The electronics and telecommunications segment sales and earnings include results of discontinued operations.

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles each non-GAAP measure with the most directly comparable GAAP measure (dollars in millions):

	2002	2003
Third-Quarter Cash Flow
Operating Cash Flow		$ 210
Capital Expenditures		82

Free Cash Flow (Non-GAAP)		$ 128

Year-To-Date Cash Flow
Operating Cash Flow	$ 1,178	$ 891
Capital Expenditures	251	213

Free Cash Flow (Non-GAAP)	$ 927	$ 678

All amounts above are GAAP financial measures except as noted.

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